Exhibit 99.1

Ecoark, Inc. Merges with Magnolia Solar Corporation

Announces Name Change to Ecoark Holdings, Inc. and
Symbol Change to EARK

Plans Uplisting to National Securities Exchange After 1-for-250 Reverse Stock Split

Ecoark Holdings, Inc. (OTCQB: EARK), formerly Magnolia Solar Corporation (OTCQB: MGLTD), announced that it has completed the merger of one of its subsidiaries with Ecoark, Inc. (“Ecoark”). As a result, Ecoark Holdings, Inc. will consolidate the operations of Ecoark and Magnolia Solar Inc., its current subsidiary.

Effective Monday, March 28, 2016, the company's common shares will commence trading with the symbol MGLTD. After 20 trading days, the company’s ticker symbol will continue as EARK.

As previously reported, Magnolia Solar Corporation and Ecoark entered into a Merger Agreement on January 29, 2016. On March 18, 2016, Magnolia held a special meeting of shareholders where its shareholders overwhelmingly approved the name change to Ecoark Holdings Inc. and a 1-for-250 reverse stock split, which were conditions to the completion of the merger.

Dr. Ashok K. Sood, President, Chief Executive Officer and Director of Magnolia Solar said, “We are delighted that the merger with Ecoark is now complete. As I stated in the past, this combination creates synergies for both Magnolia Solar and Ecoark's intellectual property. We have already identified several opportunities within each other's intellectual property portfolio where we can drive significant value creation for shareholders.”

“This is an important milestone for Ecoark,” said Randy May, Ecoark’s Chairman and Chief Executive Officer. “When we founded Ecoark in 2011, we set a lofty goal of becoming a publicly-traded company within five years. Dr. Sood, and the team at Magnolia Solar made this goal a reality. As the merger-related activities are now behind us, we look forward to working with Dr. Sood and his team as we continue to address the significant, unmet opportunities in sustainability through our intelligent technologies.”

About Ecoark Corporation

Based in Rogers, AR, Ecoark was founded in 2011 to develop and deploy intelligent technologies and consumer products to national and international retailers, agriculture, food service, and commercial real estate and government agencies. Ecoark’s products have been developed through strategic acquisition and ground-up development. In concert with this product development, Ecoark and its subsidiaries have more than 55 U.S. patents issued, with more than 15 U.S. patents pending. Ecoark's operations are guided by sustainability policy emphasizing the “triple bottom line” of social, economic and environmental responsibility. Ecoark’s subsidiaries (Intelleflex, Inc., Eco3D, LLC and Pioneer Products, LLC) were strategically acquired to be scalable with a focus on recurring revenue, value and the customer experience.

For more information, please visit www.ecoarkusa.com, or visit us on Facebook, Twitter or LinkedIn.

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize high performance, flexible thin-film solar cell technologies that employ nanostructured materials and designs. Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings. Magnolia’s has filed 15 patents with 5 of them issued and the remainder are patent pending. The technology has the ability to capture a larger part of the solar spectrum to enable high efficiency solar cells, and incorporates a unique, nanostructure-based antireflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt. The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells. Magnolia’s solar cell technology is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com, or visit Magnolia Solar on Facebook, Twitter, YouTube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; our ability to successfully obtain a listing on a national securities exchange and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

ECOARK, INC.:

Brad Hoagland, CFA

(479) 259-2981

Bhoagland@ecoarkusa.com

MAGNOLIA SOLAR CORPORATION:

Dr. Ashok K. Sood

(781) 497-2900

info@magnoliasolar.com